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                                                                    Exhibit 10-B


                       HERCULES DEFERRED COMPENSATION PLAN

GENERAL OVERVIEW

      The Plan provides eligible employees with the opportunity to defer the receipt of a portion of compensation to (1) a date or dates beginning after the employee's retirement or (2) such other designated dates as provided hereunder. Amounts deferred will be credited each quarter with interest based on the Morgan Guaranty Trust Company prime rate. The total amount deferred, including interest credits, will be paid in accordance with the terms of settlement options elected by the employee.

ELIGIBILITY

      Eligibility to participate in this Plan shall normally be limited to those executives who receive awards under the Hercules Long-Term Incentive Compensation Plan, during the calendar year prior to the deferral period. However, others may become eligible upon the approval of the Chief Executive Officer.

COMPENSATION

      For purposes of the Plan, compensation means base monthly salary and bonus payouts, if any, applicable to awards made pursuant to the Management Incentive Compensation Plan (MICP).

DEFERRAL ELECTIONS

      Prior to December 15 of each year, eligible employees shall elect, on a form provided by the Company, the percentage of their compensation for the ensuing year that is to be deferred. The form shall provide for separate deferral percentage elections for base monthly salary and the "Target" portion payout applicable to future awards under the Management Incentive Compensation Plan (MICP), if any. The annual election to defer the MICP payout up to Target shall be irrevocable. The annual election to defer a portion of base monthly salary shall also be irrevocable; however, eligible employees may once during each calendar year elect to change such deferral percentage. The election to change the deferral percentage shall be prospective, in writing, and must be received by the Company prior to the beginning of the month for which such change is to take effect.

      Deferral percentages cannot be less than 5% or more than 60% of base monthly salary but may be up to 100% (in 5% increments) of the Target portion of the MICP payout, if any.


Deferred Compensation Plan           - 1 -                         December 1995

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DEFERRED ACCOUNTS AND INTEREST CREDITS

      The Company shall establish and maintain a deferral account in the name of each participant. Every account shall be credited monthly with the base monthly salary deferred and/or, at the time an MICP award becomes payable, with the amount of MICP payout deferred. Participant accounts shall be credited quarterly with interest based on the Morgan Guaranty Trust Company prime rate of interest.

NON-QUALIFIED SAVINGS PLAN ACCOUNT

      To the extent participation in the Hercules Deferred Compensation Plan reduces the amount which an eligible participant may contribute to the Hercules Incorporated Savings and Investment Plan, a Non-Qualified Savings Plan account shall be established and maintained within this Plan. This account will consist of the following:

      1. The Company matching contribution applicable to the amount of the reduction in the employee's contribution to the Hercules Incorporated Savings and Investment Plan with respect to the deferral election.

      2. Participants in the Hercules Savings and Investment Plan who reach the before-tax savings limit imposed by the 1986 Tax Reform Act may elect a special salary deferral up to 6% of benefit base which becomes effective when the limit is reached in the Hercules Savings and Investment Plan. If so elected, the amount of employee contributions up to 6% of the employee's benefit base and applicable Company matching contribution of 50% thereon which would have been contributed had no limitations been imposed by the 1986 Tax Reform Act.

      3. The applicable Company matching contribution referenced in 1 and 2 above shall be credited to the participant's account at the end of each calendar year.

      4. Once credited to a participant's account, employee and Company matching contributions shall be credited quarterly with interest based on the Morgan Guaranty prime rate of interest.


Deferred Compensation Plan           - 2 -                         December 1995

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EXCHANGE ELECTION

      Subject to the approval of the Company, and based upon the period of election stated under "Deferral Elections", a participant may elect to have his or her account balance exchanged for Restricted Stock under the applicable "Exchange Awards" provisions of the Hercules Incorporated Long-Term Incentive Compensation Plan.

      Subject to the approval of the Company, and based upon the period of election stated under "Deferral Elections", a participant in "Non-Qualified Savings Plan Account" may elect to exchange all or part of his or her account balance for Restricted Stock under the applicable "Exchange Awards" provisions of the Hercules Incorporated Long-Term Incentive Compensation Plan.

SETTLEMENT OF DEFERRED ACCOUNTS AT TERMINATION

      When an eligible employee terminates employment with the company, other than for retirement pursuant to Schedule B, Articles II, III and IV of The Pension Plan of Hercules Incorporated or becoming eligible to receive benefits under the Hercules Incorporated Long-Term Disability Plan, the amount of his or her deferred account, including interest pro-rated to the date of termination, shall become immediately payable.

      Those eligible employees retiring under Schedule B, Articles II, III and IV of The Pension Plan of Hercules Incorporated may elect to have their deferred accounts settled in one or any combination of the following options:

Option 1:         A percentage in 10% increments ranging from 10% to 100% of the amount in the deferred account, including credited interest, shall be paid as a lump sum on a date specified by the participant between the effective date of the retirement and ten (10) years from that date not to exceed the date the participant reaches age 70-1/2. The percentage shall be applied against the account balance on the effective date of retirement.

Option 2:         A percentage of the amount in the deferred account
                  representing the balance left over from Option 1, if any, including credited interest shall be paid in from one (1) to ten (10) annual installments beginning on a date specified by the participant between the effective date of the retirement and ten (10) years from that date not to exceed the date the participant reaches age 70-1/2. The percentage shall be applied against the account balance on the effective date of retirement. Calculation of the annual installment shall be as follows: the first payment shall be the value of the account on the first payout date divided by the number of installments that the participant has chosen. Each succeeding payment shall equal the account balance (including credited interest) on each anniversary installment date divided by number of payments remaining to be paid.

      The applicable option shall be elected, on a form provided by the Company, at least


Deferred Compensation Plan           - 3 -                         December 1995

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60 days prior to the effective retirement date.

      Those participants who become eligible for benefits under the Hercules Long-Term Disability Plan (LTD) may elect to defer settlement of their accounts to the date their pension under the Hercules Pension Plan becomes effective, in which case and at that time, the participant shall be eligible to elect either the Options 1 and 2 above. If a participant who is eligible for benefits under the Hercules Incorporated Long-Term Disability Plan ceases to be eligible for LTD benefits prior to being eligible to retire under the Hercules Pension Plan, Schedule B, Articles II, III and IV, such participant's account hereunder shall become immediately payable.

      In the event of the death of any eligible employee prior to his or her retirement date or specified payout date, the beneficiary or beneficiaries designated on the deferral election form shall within 60 days from the date of death receive the total amount of the deferred account including interest pro-rated to the date of payment. However, the beneficiary or beneficiaries may, prior to the 60th day following the date of death, by written election, select one of the settlement options available to eligible employees retiring under Schedule B, Articles II, III, and IV of The Pension Plan of Hercules Incorporated.

      In the event of the death of an eligible employee subsequent to his or her date of retirement, the designated beneficiary or beneficiaries shall replace the eligible employee under the option selected by the eligible employee at the date of retirement. The designated beneficiary or beneficiaries may, however, within 60 days of the date of death of the eligible employee, elect to receive an immediate lump-sum payment of the deferred account or, where installment payments were in process, the commuted value of remaining payments.

OTHER TERMS AND CONDITIONS

      Participation in the Plan is strictly voluntary.

      Amounts deferred under this Plan do not qualify as earnings for purposes of calculating benefits under The Pension Plan of Hercules Incorporated or the Hercules Savings and Investment Plan. Pension benefits otherwise accrued under the Hercules Incorporated Pension Restoration Plan applicable to amounts deferred under this Plan shall be governed by the terms and conditions of the Hercules Incorporated Pension Restoration Plan. Benefits foregone under the Hercules Savings & Investment Plan due to participation hereunder shall be restored as defined hereunder.


Deferred Compensation Plan           - 4 -                         December 1995

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      The Compensation Committee shall have the sole responsibility for administering and interpreting the provisions of the Plan and shall also have the authority to do those things necessary and possible to achieve the deferred receipt of income intended for eligible employees under this Plan.

      All amounts paid under the Plan shall be made from the general assets of the Company. Participants shall have no secured interest in any asset of the Company, including, without limitations, investments of the Company, if any, intended to retire its obligations under the Plan.


Deferred Compensation Plan           - 5 -                         December 1995